Exhibit 99

First National Bankshares of

Florida, Inc. Salary Savings

Plan

Financial Statements for the Years Ended December 31, 2004 and 2003 and Supplemental Schedules as of and for the Year Ended December 31, 2004 and Reports of Independent Registered Public Accounting Firms

FIRST NATIONAL BANKSHARES OF FLORIDA, INC. SALARY SAVINGS PLAN

INDEX TO FINANCIAL STATEMENT S AND SUPPLEMENTAL SCHEDULES FOR FIRST NATIONAL BANKSHARES OF FLORIDA, INC. SALARY SAVINGS PLAN

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fifth Third Bancorp and the Pension and Profit Sharing Committee of

            the First National Bankshares of Florida, Inc. Salary Savings Plan:

We have audited the accompanying statement of net assets available for benefits of the First National Bankshares of Florida, Inc. Salary Savings Plan (formerly F.N.B. Corporation Salary Savings Plan) (the “Plan”) as of December 31, 2004 and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2004, and the changes in net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic 2004 financial statements taken as a whole. The supplemental schedules of (1) assets held (at end of year) as of December 31, 2004, and (2) transactions in excess of five percent of the current value of plan assets for the year ended December 31, 2004, are presented for the purpose of additional analysis and are not a required part of the basic 2004 financial statements, but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These schedules are the responsibility of the Plan’s management. Such schedules have been subjected to the auditing procedures applied in our audit of the basic 2004 financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

June 24, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

F.N.B. Corporation Salary Savings Plan

Naples, Florida

We have audited the accompanying statement of net assets available for benefits of F.N.B. Corporation Salary Savings Plan as of December 31, 2003 and the related statement of changes in net assets available for benefits for the year ended December 31, 2003. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, net assets available for benefits of the Plan at December 31, 2003, and the changes in its net assets available for benefits for the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Birmingham, Alabama

June 14, 2004

FIRST NATIONAL BANKSHARES OF FLORIDA, INC. SALARY SAVINGS PLAN

STATEMENTS OF NET A SSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2004 AND 2003

	2004	2003
INVESTMENTS—At fair value:
Guaranteed interest account	$1,355,579	1,285,946
Interest in pooled separate accounts	20,370,513	16,641,040
First National Bankshares of Florida common stock	17,599,719	-
F.N.B. Corporation common stock	6,903,181	17,741,077
Participant notes receivable	1,045,954	965,522

Total investments	47,274,946	36,633,585

EMPLOYER CONTRIBUTION RECEIVABLE	-	42,158

NET ASSETS AVAILABLE FOR BENEFITS	$47,274,946	36,675,743

See notes to financial statements.

FIRST NATIONAL BANKSHARES OF FLORIDA, INC. SALARY SAVINGS PLAN

STATEMENTS OF CHANG ES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

	2004	2003
ADDITIONS:
Income from investments:
Interest	$67,879	79,605
Dividends	847,061	973,855
Net appreciation in fair value of investments	6,689,146	5,325,448

Total income from investments	7,604,086	6,378,908

Contributions from participants	3,079,972	3,198,301
Contributions from employer	3,842,202	3,578,536
Other income	12,414	0
Transfer of plan assets from acquired companies	0	1,744,105

Total additions	14,538,674	14,899,850

DEDUCTIONS:
Other expenses	(88,447)	(87,601)
Benefits paid to participants	(3,851,024)	(2,829,729)

Total deductions	(3,939,471)	(2,917,330)

INCREASE IN NET ASSETS AVAILABLE FOR BENEFITS	10,599,203	11,982,520

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	36,675,743	24,693,223

End of year	$47,274,946	36,675,743

See	notes to financial statements.

FIRST NATIONAL BANKSHARES OF FLORIDA, INC. SALARY SAVINGS PLAN

NOTES TO FIN ANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

1.	DESCRIPTION OF PLAN

The following brief description of First National Bankshares of Florida, Inc. Salary Savings Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan document for more complete information.

General—The Plan is a defined contribution 401(k) plan, substantially covering all salaried employees of the Florida operations of First National Bankshares of Florida, Inc. (the “Company”) banking and wealth management subsidiaries. Employees who have completed 90 days of service and are age twenty-one or older are eligible to participate in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Administration—All administrative expenses of the Plan, except for investment fees, are paid by the Company. Such expenses have historically been comprised of audit fees, custody and recordkeeping services, all of which have been immaterial in relation to the Company and the Plan.

Participant Accounts—The participants’ accounts are credited with their voluntary contribution, the employer’s matching and profit sharing contributions and an allocation of the Plan’s net earnings as defined by the Plan.

Funding and Vesting—Under the Plan, participants may contribute up to 15% (50% effective January 1, 2004) of pretax annual base compensation, as defined in the Plan. A participant may make a contribution to the Plan, limited to the lesser of $13,000 and $12,000 for 2004 and 2003, respectively, or the maximum permitted contribution percentage of his or her salary. Prior to January 1, 2004 the Company, at its discretion, matched 50% of the first 6% of each employee’s contribution. The Company also makes a fixed non-elective profit sharing contribution equal to 5% of the total compensation of eligible participants and may at its discretion contribute to the Plan such additional amounts, as detailed in the Plan document. The profit sharing contribution for the years ended December 31, 2004 and 2003 totaled $2,242,023 and $2,535,909, respectively.

Effective January 1, 2004, participants may contribute up to 50% of pretax annual compensation subject to certain Internal Revenue Service limits. The Company matches 100% of the first three percent and 50% of the fourth and fifth percent of employee contributions.

Effective January 1, 2004, employees could direct voluntary contributions into the Company’s common stock investment option. Participant could no longer direct employee contributions to the F.N.B Corporation common stock investment option. Participants, at their discretion, may maintain the balance in the F.N.B. Corporation common stock investment option or reallocate the balance to other investment options offered by the Plan.

Participants’ savings contributions and employer matching contributions are designated under a qualified deferred arrangement as allowed by Sections 401(k) and 401(m) of the Internal Revenue Code.

The Principal Financial Group (“Principal”) is the custodian of all the Plan’s assets, with the exception of the employer’s common stock.

The employer’s profit sharing contributions are used to purchase the Company’s common stock. Fully vested participants who have attained age 55 are permitted to direct the trustee to invest the Company’s discretionary portion of their account into any other investment that may be permitted under the Plan.

Effective January 1, 2004, employee contributions and employer matching contributions vest immediately. Profit-sharing contributions and matching contributions made prior to January 1, 2004 are subject to the 5-year vesting schedule below:

Vesting Schedule
Years of Service	Percentage
1	20%
2	40
3	60
4	80
5	100

Certain employees affected by a Company restructuring in 2003 became immediately 100% vested. Upon termination of a participant from the Plan, any unvested balance is reallocated to all active participants of the Plan. For the years ended December 31, 2004 and 2003, forfeitures totaled $279,605 and $102,231, respectively.

Termination—Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contribution at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, the participants will become 100% vested in their accounts.

Benefits—Upon termination of employment, participants who have not yet attained the normal retirement age of 62 will be provided with options for disposition of their 401(k) account balances. If the participant’s vested account balance is less than $5,000, the participant will receive a lump-sum equal to the vested value of the account. A participant who terminates service with a vested account balance of greater than $5,000 has three options: 1) the participant may leave the account under the Plan; 2) the participant may request a lump-sum distribution of the vested account balance; and 3) the participant may request a rollover of the vested balance of the account into an Individual Retirement Account or another qualified plan. The Plan also permits distributions in the event of the participant’s permanent disability, death, or attainment of normal retirement age as defined by the Plan.

Tax Status—The Plan has received a determination letter from the Internal Revenue Service dated September 4, 2002, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the “Code”) and, therefore, the related trust is exempt from taxation. Subsequent to this determination by the Internal Revenue Service, the plan was amended. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The plan administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan is qualified and the related trust is tax-exempt. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements.

Participant Notes Receivable—Participants may borrow from their fund accounts up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance. Loan terms range from 1-5 years. The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with local prevailing rates as determined by the Plan administrator. Principal and interest are paid ratably through payroll deductions. Interest rates at December 31, 2004 and 2003 both ranged from 4.0% to 11.5%.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are the significant accounting policies followed by the Plan:

General—The accounting records of the Plan are maintained on the accrual basis of accounting.

Valuation of Investments—The investments in shares of guaranteed interest accounts are stated at their fair value. The Principal pooled separate accounts investments are valued using accumulation units and are stated at fair value. The dividends, interest and realized and unrealized gains for the underlying funds are factored into the value of the separate account funds. The dollar value per unit of participation is determined by dividing the total value of the separate account by the total number of units of participation held in the separate account. First National Bankshares of Florida, Inc.’s common stock was traded on the New York Stock Exchange under the trading symbol “FLB” and is valued using the closing price on the last day of the Plan year. The participant loans are valued at their outstanding balances, which approximate fair value.

Management fees and operating expenses charged to the plan for investments in the mutual funds are deducted from income earned on a daily basis and are not separately reflected. Consequently, management fees and operating expenses are reflected as a reduction of investment return for such investments.

Risks and Uncertainties—The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan administrator to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.	INVESTMENTS

Investments representing more than five percent of net assets at December 31, 2004 and 2003 are as follows:

	2004	2003
Principal Financial Group, Inc.:
***Money Market Separate Account	$4,207,283	3,913,135
***Large Capital Stock Index Separate Account	3,116,390	2,759,658
***First National Bankshares of Florida common stock**	17,599,719	0
***F.N.B. Corporation common stock*	6,903,181	17,741,077

*  Includes non-participant directed investments of $245,123 and $15,595,605 at December 31, 2004 and

2003, respectively.

**  Includes non-participant directed investments of $12,542,545 and $0 at December 31, 2004 and 2003,

respectively.

*** Denotes a party-in-interest.

The following table represents the net appreciation in fair value of investments for the Plan for the years ended December 31, 2004 and 2003:

	2004	2003
Net appreciation in fair value of investments:
Pooled separate accounts*	$1,574,326	1,980,945
First National Bankshares of Florida common stock*	4,710,039	0
F.N.B. Corporation common stock*	404,781	3,344,503

Total	$6,689,146	5,325,448

* Denotes a party-in-interest.

4.	NONPARTICIPANT-DIRECTED INVESTMENT

Information about the net assets and the significant components of the changes in net assets relating to non-participant directed investments in F.N.B. Corporation and First National Bankshares of Florida common stock is as follows:

	December 31,
Investments at fair value:	2004	2003
F.N.B. Corporation common stock*	$245,123	15,595,605

	Year ended December 31,
Changes in net assets:	2004	2003
Employer contributions	331	2,832,600
Net (depreciation) appreciation in fair value of investments	(332,200)	2,941,546
Dividends	10,547	842,665
Distributions to participants or beneficiaries	(41,183)	(577,877)
Transfers from participant-directed investments	0	154,410
Transfers to participant-directed investments	(14,987,226)	(162,096)
Administrative & other expenses	(751)	(55,847)

Total Changes in Net Assets	(15,350,482)	5,975,401

* Denotes a party-in-interest.

	December 31,
Investments at fair value:	2004	2003
First National Bankshares of Florida common stock*	$12,542,545	0

	Year ended December 31,
Changes in net assets:	2004	2003
Employer contributions	$2,197,996	0
Net appreciation in fair value of investments	3,130,447	0
Dividends	355,178	0
Distributions to participants or beneficiaries	(669,829)	0
Transfers from participant-directed investments	7,648,085	0
Transfers to participant-directed investments	(106,894)	0
Administrative & other expenses	(12,438)	0

Total Changes in Net Assets	$12,542,545	0

* Denotes a party-in-interest.

5.	PARTIES-IN-INTEREST TRANSACTIONS

The First National Trust Company is the custodian for the F.N.B. Corporation common stock and First National Bankshares of Florida common stock only. Certain Plan investments are units of pooled separate accounts managed by Principal Life Insurance Company. The Company pays the majority of administrative expenses of the Plan. Such expenses have historically been comprised of fees for audit, custody and recordkeeping services and have been immaterial in relation to the Company and the Plan. One of the investment vehicles in the Plan is First National Bankshares of Florida common stock.

6.	SPIN-OFF TRANSACTION

On January 1, 2004, First National Bankshares of Florida, Inc. (“First National Bankshares”) was spun-off from F.N.B. Corporation through a tax-free distribution to the shareholders of the F.N.B. Corporation. On December 31, 2003, F.N.B. Corporation transferred the net assets of its Florida operations (First National Bank of Florida, Roger Bouchard Insurance, Inc. and First National Wealth Management Company) to First National Bankshares, a newly created subsidiary of the Corporation.

On the date of the spin-off, F.N.B. Corporation distributed one share of First National Bankshares’ common stock to its shareholders for each share of F.N.B. Corporation common stock owned on the record date, December 26, 2003.

Effective January 1, 2004, the Plan changed its name to First National Bankshares of Florida, Inc. Salary Savings Plan. In addition, certain provisions of the Plan were changed to meet “safe harbor” criteria as defined by the Internal Revenue Service (the “IRS”).

7.	PLAN MERGERS

On March 31, 2003, the Company completed its purchase business combination with Charter Banking Corp. (“Charter”). Charter’s banking affiliate, Southern Exchange Bank (“SEB”), was merged into First National Bank of Florida. On June 16, 2003, the Southern Exchange Bank 401(k) Plan was merged into the Plan. On June 18, 2003, the net assets of the Southern Exchange Bank 401(k) Plan were transferred into the Plan. No significant activity occurred related to the net assets of the Southern Exchange Bank 401(k) Plan from the date the plans were merged to the date the assets were transferred.

On August 2, 2004, the Company entered into a definitive agreement (the “Agreement”), which provides for the acquisition of the Company by Fifth Third Bancorp, an Ohio corporation (“Fifth Third”) through the merger of the Company into a wholly owned subsidiary of Fifth Third. As part of the acquisition, the Plan was legally merged with The Fifth Third Bancorp Master Profit Sharing Plan effective January 1, 2005 and upon liquidation, participants with an account balance in the Plan will transfer fund balances into The Fifth Third Bancorp Master Profit Sharing Plan.

* * * * * *

SUPPLEMENTAL SCHEDULES

FIRST NATIONAL BANKSHARES OF FLORIDA, INC. SALARY SAVINGS PLAN

SCHEDUL E H, PART IV, LINE 4i—

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2004

Asset Description	Current Market

STOCK FUND:
* First National Bankshares of Florida common stock - nonparticipant directed	$12,542,545
* First National Bankshares of Florida common stock - participant directed	5,057,174
* F.N.B. Corporation Common stock - nonparticipant directed	245,123
* F.N.B. Corporation Common stock - participant directed	6,658,058

Total stock funds:	24,502,900

PRINCIPAL FINANCIAL GROUP, INC. GUARANTEED INTEREST:
* Guaranteed Interest Account	1,355,579

PRINCIPAL FINANCIAL GROUP, INC. POOLED INTEREST:
* Money Market Separate Account	4,207,283
* Large Capital Stock Index Separate Account	3,116,390
* Government Securities Separate Account	1,562,430
* Medium Company Value Separate Account	1,411,137
* International Stock Separate Account	1,239,614
* American Century Income and Growth Separate Account	1,100,997
* Small Capitalization Stock Index Separate Account	982,827
* High Quality Interim-Term Bond Separate Account	974,060
* Middle Capitalization Stock Index Separate Account	930,917
* Total Market Stock Index Separate Account	782,660
* High Quality Long-Term Bond Separate Account	708,773
* Large Capitalization Growth Separate Account	674,334
* INVESCO Small Company Growth Separate Account	635,088
* Russell Life Points Moderate Strategy Separate Account	239,308
* Small Capitalization Value Separate Account	426,850
* Russell Life Points Aggressive Strategy Separate Account	403,871
* Middle Capitalization Growth Separate Account	373,819
* Russell Life Points Balanced Strategy Separate Account	289,074
* Russell Life Points Equity Aggressive Strategy Separate Account	194,232
* Russell Life Points Conservative Strategy Separate Account	116,849

Total pooled interest	20,370,513

LOAN FUND:
* Participant Notes Receivable (Interest Rate 4.0-11.5%)	1,045,954

TOTAL	$47,274,946

*	Party-in-interest

FIRST NATIONAL BANKSHARES OF FLORIDA, INC. SALARY SAVINGS PLAN

SCHEDULE H, PAR T IV, LINE 4j—

SCHEDULE OF REPORTABLE TRANSACTIONS FOR THE YEAR ENDED DECEMBER 31, 2004

Asset Description	Total Number of Purchases	Total Number of Sales	Total Value of Purchases	Total Value of Sales	Net Gain

1) Single Transactions:
None reportable.

2) Series of Nonsecurity Transactions:
*F.N.B. Corporation Common Stock	6	8	$2,924	$14,817,116	$3,209,537

*First National Bankshares of Florida Common Stock	137	365	$9,948,535	$998,734	$188,977

*Parties-in-interest to the Plan.